Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

Oak Valley Community Bank, a California Banking Corporation, having its principal place of business at 125 North Third Avenue, Oakdale, California, hereinafter referred to as “Employer” and Richard A. McCarty, hereinafter referred to as “Executive”, in consideration of the mutual promises made herein, hereby enter into this agreement (“Agreement”) as of the date first written below (“Effective Date”):

Term of Employment

1.01.	Employer hereby employs Executive and Executive hereby accepts employment with Employer for a period of three (3) years beginning March 20, 2018 and ending on March 19, 2021.

Duties and Obligations of Executive

2.01.

Executive shall serve as the Senior Executive Vice President, and Chief Operating Officer of Employer. In this capacity, he shall perform the customary duties of a COO of a commercial bank including but not limited to:

1.	Act as a member of the following Board Committees: Loan Committee, Investment Committee and CRA Committee;
2.	Participate in community affairs that are beneficial to the Employer;
3.	Maintain a good relationship with Employer, customers and shareholders;
4.	Maintain a good relationship with regulatory authorities;
5.	Provide leadership in planning and implementing the affairs of the Employer;
6.	Supervise operations and operate the Bank in a safe and sound manner consistent with all applicable provisions of the Articles and Bylaws of the Bank and all laws, rules and regulations;
7.

Such other duties as may, from time to time, be reasonably requested of him by the President and CEO and the Board of Directors of Employer, including but not limited to the hiring and firing of employees, subject at all times to the policies set by Employer’s Board of Directors.

Devotion to Employer’s Business

2.02.

Executive shall devote his full time, ability, and attention to the business of Employer during the term of this contract. Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer’s Board of Directors.

Competitive Activities

2.03.

During the term of this Agreement, Executive shall not, directly or indirectly, either as an employee, Employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

Indemnification

2.04.

Employer shall indemnify Executive to the full extent permitted by law from all liability, cost or expense incurred by or paid by Executive in connection with any action, suit or proceeding arising out of or related to the performance by Executive of his duties or responsibilities for Employer.

Disclosure of Information

2.05.

Executive shall not, unless required by law, either before or after termination of this Agreement, disclose to anyone any information relating to Employer or any financial information, trade and business secrets or know-how germane to the business and operation of Employer that is not otherwise public. Executive recognizes and acknowledges that any financial information concerning any of Employer’s customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer’s business. Executive shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever.

Surety Bond

2.06.

Executive agrees that he will furnish all information and take any other steps necessary to enable the Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by the Executive of all moneys, goods, or other property which may come into the custody, charge, or possession of the Executive during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to the Employer. All premiums on the bond are to be paid by the Employer. If Executive cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately.

Compensation

3.01.

As compensation for the services to be performed hereunder, Executive shall receive a salary of $241,823 for the year subject to usual withholding for taxes, payable in equal installments not less than twice a month, during the employment term, subject to annual adjustment as determined by the Board of Directors. Executive’s performance shall be reviewed and discussed with Executive at least once each year during the term of this Agreement.

Bonus

3.02.	Executive shall be entitled to a cash bonus, as outlined in the Employer’s Bonus Plan, as in effect from time to time.

Benefits

4.01.	Executive shall be entitled to standard benefits available to other executive employees, including but not limited to:
4.01.1.	Participation in incentive equity plans as adopted from time to time.
4.01.2.	Participation in salary continuation and retirement benefits programs.
4.01.3.	Automobile allowance and expense account.

Vacation and PTO

5.01.	Executives shall be entitled to vacation and paid time off benefits as generally available from time to time to the executive employees of the Employer.

Business Expenses

6.01

It is understood and agreed by the parties that the services required of Employer will require Executive to incur entertainment and other expenses on behalf of Employer. Employer hereby agrees to reimburse Executive for all reasonable and necessary expenses incurred or to be incurred by Executive in carrying out his duties.

Executive shall, however, furnish to Employer adequate records and other documentary evidence required by Federal and State Statutes and regulations for the substantiation of each such expenditure as an income tax deduction or other records as may be required by the Board of Directors.

Termination at the Will of Employer

7.01.

One of the primary needs of the Employer is to maintain flexibility in its upper management. Employer shall therefore have the right, at Employer’s sole discretion, to terminate the employment of Executive at the will of Employer. In the event of such termination, provided that such termination is not for Cause, and except as provided in Section 7.04 below, Executive shall be entitled to severance pay in the total amount equal to three (3) months of Employee’s current annual salary, payable in three (3) equal monthly payments from date of such termination. The severance pay shall cease upon the end of the three (3) months. Such severance pay is the sole and exclusive remedy for Employee terminated at the will of Employer.

Termination for Cause

7.02.	This Agreement shall terminate immediately upon the occurrence of any one of the following events:
(1)	The occurrence of circumstances that make it impossible or impractical for the business of the Employer to be continued.
(2)	The death of the Executive.
(3)	The loss by Executive of legal capacity.

(4)	The willful breach of duty by the Executive in the course of his employment, unless waived by the Employer.

(5)	The habitual neglect by the Executive of his employment duties, unless waived by the Employer.
(6)	Executive is disabled for a period in excess of six (6) months unless waived by the Employer.
(7)	The continued unsatisfactory performance of duties by Executive as determined solely by the Board of Directors of Employer.

In the event of the termination of this Agreement prior to the completion of the term of employment specified herein for one of the causes enumerated in this paragraph, no severance pay is due or payable to employee, except for salary and car allowance to date of termination.

Termination at Will by Executive

7.03

Executive shall have the right at Executive’s sole discretion to terminate his employment at the will of Executive. In such event, Executive shall give three (3) months (90 days) notice to Employer of said determination to sever employment.

Effect of Merger, Transfer of Assets, or Dissolution

7.04	A Change in Control means the occurrence of any of the following:
(a)

any acquisition of the Employer’s stock or any reorganization as defined in section 368 (a) (1) of the Internal Revenue Code (Code) to which Employer is a party and in which the Employer is not the surviving corporation or is not immediately after the reorganization engaged in the active conduct of a trade or business or in which the stockholders of the Company will own; less than fifty (50%) of the voting securities of the surviving corporation; or

(b)	any sale or conveyance of substantially all of the net assets of the Employer, unless immediately after such sale Employer is engaged in the active conduct of a trade or business.

In the event of a Change in Control, this Agreement shall automatically be terminated, in which case Executive shall be entitled as severance pay under this Agreement to an amount such that the net amount received by Executive, after taking into account federal, state and local income taxes payable as a result of such severance payments equals two (2) years salary based on the compensation in effect under this Agreement plus the amount equal to the sum of the prior two (2) years bonus (the “Severance Payment”). Notwithstanding the foregoing sentence, if the surviving, continuing, successor, or purchasing corporation, as the case may be (the “Acquiring Corporation”), enters into a new employment agreement with Executive (the “Replacement Agreement”) on terms acceptable to Executive, which acceptance shall not be unreasonable withheld, this Agreement shall be terminated but no Severance Payment shall be due to Executive. Unless a Replacement Agreement is entered into on or before the Change in Control, Employer shall pay the Severance Payment to Executive in a single lump sum payment on or before any such Change in Control.

General Provisions

Notices

8.01.

Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

Employer:          125 N Third Ave., Oakdale, CA 95361

Executive:          P.O. Box 279, Clements, CA 95227

but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

8.02.	(a)	Any controversy between Employer and Executive involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act and shall be governed by California law.
(b)

Employer and Executive shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

	(c)	The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Entire Agreement

8.03.

This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no other representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

Modifications

8.04.	Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

Effect of Waiver

8.05.

The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party will not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity

8.06.

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

8.07.	This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Sums Due Deceased Executive

8.08.

If Executive dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this Agreement as of the date of death shall be paid to Executive’s executors, administrators, heirs, personal representatives, successors, and assigns.

This Amended Employment Agreement is effective as of March 20, 2018.

OAK VALLEY COMMUNITY BANK

By:     /s/ Chris Courtney

       Chris Courtney

Title: President & CEO

EXECUTIVE

 /s/ Richard A. McCarty

Richard A. McCarty

Date: March 20, 2018